Exhibit 99.1

Press Release

INVESTOR RELATIONS CONTACT:

Ralph Giacobbe

860-787-7968

Ralph.Giacobbe@TheCignaGroup.com

MEDIA CONTACT:

Justine Sessions

860-810-6523

Justine.Sessions@cigna.com

The Cigna Group Reports Strong Second Quarter 2023 Results

•	Total revenues in the second quarter were $48.6 billion
•	Shareholders’ net income for the second quarter was $1.5 billion, or $4.92 per share
•	Adjusted income from operations[1] for the second quarter was $1.8 billion, or $6.13 per share
•	2023 outlook[2] for adjusted income from operations[1,2] is at least $24.70 per share[2]

BLOOMFIELD, CT, August 3, 2023 – Global health company The Cigna Group (NYSE: CI) today reported strong second quarter 2023 results reflecting growth and focused execution across our diversified portfolio of businesses.

“We’re pleased with our performance and growth across the breadth of our business in the second quarter as our co-workers continued to drive innovation and deliver effective and affordable solutions supporting the health and vitality of our customers, patients and clients,” said David M. Cordani, chairman and chief executive officer.

Shareholders’ net income for second quarter 2023 was $1.5 billion, or $4.92 per share, compared with $1.6 billion, or $4.89 per share, for second quarter 20223.

The Cigna Group's adjusted income from operations1 for second quarter 2023 was $1.8 billion, or $6.13 per share, compared with $2.0 billion, or $6.20 per share, for second quarter 20223, primarily reflecting the absence of income from divested businesses4.

A reconciliation of shareholders’ net income to adjusted income from operations1 is provided on the following page and on Exhibit 1 of this earnings release.

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CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and reconciliations of total revenues to adjusted revenues5 and shareholders’ net income to adjusted income from operations1:

Consolidated Financial Results (dollars in millions):
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022[3]	2023	2023

Total Revenues	$48,586	$45,478	$46,517	$95,103
Net Realized Investment Losses (Gains) from Equity Method Investments[5]	30	(49)	(38)	(8)
Adjusted Revenues[5]	$48,616	$45,429	$46,479	$95,095

Consolidated Earnings, net of taxes
Shareholders’ Net Income	$1,460	$1,557	$1,267	$2,727
Net Realized Investment Losses (Gains)[1]	9	10	6	15
Amortization of Acquired Intangible Assets[1]	346	383	344	690
Special Items[1]	5	23	1	6
Adjusted Income from Operations[1]	$1,820	$1,973	$1,618	$3,438

Shareholders’ Net Income, per share	$4.92	$4.89	$4.24	$9.15
Adjusted Income from Operations[1], per share	$6.13	$6.20	$5.41	$11.54

•	Total revenues and adjusted revenues[5] for second quarter 2023 increased 7% from second quarter 2022, reflecting strong contributions from Evernorth Health Services and Cigna Healthcare, partially offset by the absence of revenues from divested businesses[4].

•	Shareholders’ net income and adjusted income from operations[1] for second quarter 2023 decreased 6% and 8%, respectively, from second quarter 2022, reflecting the absence of income from divested businesses[4].

•	The SG&A expense ratio[6] on a GAAP basis was 7.1% for second quarter 2023 compared to 7.2% for second quarter 2022.

•	The debt-to-capitalization ratio was 41.9% at June 30, 2023 compared to 42.2% at March 31, 2023.

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CUSTOMER RELATIONSHIPS

The following table summarizes The Cigna Group’s medical customers and overall customer relationships:

Customer Relationships (in thousands):

	As of the Periods Ended
	June 30,		March 31,	December 31,
	2023	2022	2023	2022

Total Pharmacy Customers[8]	98,638	94,731	98,749	93,905

U.S. Commercial	15,999	14,652	16,026	14,852
U.S. Government	1,883	1,379	1,843	1,354
International Health	1,624	1,775	1,604	1,798
Total Medical Customers[8]	19,506	17,806	19,473	18,004

Behavioral Care	26,383	44,145	26,890	44,841
Dental	18,634	18,209	18,731	18,397
Medicare Part D	2,542	2,884	2,541	2,874

Total Customer Relationships[8]	165,703	177,775	166,384	178,021

•	Total pharmacy customers[8] at second quarter 2023 increased 5% from December 31, 2022 to 98.6 million due to new sales and the continued expansion of relationships.

•	Total medical customers[8] at second quarter 2023 grew 8% from December 31, 2022 to 19.5 million, an increase of 1.5 million customers, primarily driven by growth in U.S. Commercial fee-based customers as well as in Individual and Medicare Advantage customers.

•	Customer relationships[8] were impacted by the non-renewal of a supplemental behavioral coverage contract with New York Life which was insignificant to total revenues and adjusted income from operations[1]. Excluding the impact of this contract[8], behavioral care and total customer relationships[8] at second quarter 2023 increased 7% and 5%, respectively, from December 31, 2022.

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HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 1 for a reconciliation of adjusted income (loss) from operations1 to shareholders’ net income.

Evernorth Health Services

This segment offers a broad range of coordinated and point solution health services and capabilities, as well as those from partners across the health care system, in Pharmacy Benefits, Home Delivery Pharmacy, Specialty Pharmacy, Distribution and Care Delivery and Management Solutions to health plans, employers, government organizations and health care providers.

Financial Results (dollars in millions):
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023

Adjusted Revenues[5]	$38,205	$34,863	$36,179	$74,384
Adjusted Income from Operations, Pre-Tax[1]	$1,516	$1,475	$1,320	$2,836
Adjusted Margin, Pre-Tax[9]	4.0%	4.2%	3.6%	3.8%

•	Second quarter 2023 adjusted revenues[5] increased 10% relative to second quarter 2022, reflecting strong organic growth in specialty and care delivery and management solutions.

•	Second quarter 2023 adjusted income from operations, pre-tax[1], increased 3% relative to second quarter 2022 reflecting growth in specialty and continued affordability improvements, partially offset by increased strategic investments in technology to support business growth and continued advancement of our capabilities and solutions.

•	Second quarter 2023 adjusted margin, pre-tax[9], was 4.0% compared to 4.2% for second quarter 2022, reflecting continued strategic investments in technology to support new business growth and expansion of existing client relationships.

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Cigna Healthcare

This segment includes U.S. Commercial, U.S. Government and International Health businesses, which provide comprehensive medical benefits and coordinated solutions to clients and customers. U.S. Commercial products and services include medical, pharmacy, behavioral health, dental, and other products and services for insured and self-insured clients. U.S. Government solutions include Medicare Advantage, Medicare Supplement and Medicare Part D plans for seniors, and individual health insurance plans. International Health solutions include health care coverage in our international markets, as well as health care benefits for globally mobile individuals and employees of multinational organizations.

Financial Results (dollars in millions):
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022[3]	2023	2023

Adjusted Revenues[5,10]	$12,714	$11,335	$12,718	$25,432
Adjusted Income from Operations, Pre-Tax[1]	$1,172	$1,235	$1,115	$2,287
Adjusted Margin, Pre-Tax[9]	9.2%	10.9%	8.8%	9.0%

•	Second quarter 2023 adjusted revenues[5,10] grew 12% over second quarter 2022, reflecting customer growth and premium rate increases to cover underlying medical cost trends.

•	Second quarter 2023 adjusted income from operations, pre-tax[1], decreased 5% relative to second quarter 2022, primarily driven by a higher estimated risk adjustment payable in our Individual business and lower net investment income, partially offset by increased specialty contributions.

•	The Cigna Healthcare MCR[6] was 81.2% for second quarter 2023 compared to 80.7% for second quarter 2022, reflecting an increased estimated risk adjustment payable within our Individual business, partially offset by continued strong performance in our U.S. Commercial business driven by affordability initiatives and effective pricing execution.

•	Cigna Healthcare net medical costs payable[11] was $5.12 billion at June 30, 2023, $4.29 billion at June 30, 2022, and $3.96 billion at December 31, 2022. Favorable prior year reserve development on a gross pre-tax basis was $202 million and $268 million for the six months ended June 30, 2023 and June 30, 2022, respectively.

Corporate and Other Operations

Corporate reflects interest expense, amounts not allocated to operating segments and includes intersegment eliminations. Additionally, this discussion includes items reported in Other Operations, which is comprised of Corporate Owned Life Insurance (“COLI”) and the Company’s run-off operations.

Financial Results (dollars in millions):
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022[3]	2023	2023

Adjusted (Loss) from Operations, Pre-Tax[1]	$(394)	$(173)	$(399)	$(793)

•	Second quarter 2023 adjusted loss from operations, pre-tax[1], was $394 million compared to $173 million for second quarter 2022, reflecting the absence of income from divested businesses[4].

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2023 OUTLOOK2

The Cigna Group's outlook2 for full year 2023 adjusted revenues2,5 increased to at least $190.0 billion. The Cigna Group’s outlook2 for full year 2023 consolidated adjusted income from operations1,2 is at least $7.36 billion, or at least $24.70 per share2. Additionally, this outlook includes the impact of expected future share repurchases and anticipated 2023 dividends.

(dollars in millions, except where noted and per share amounts)
2023 Consolidated Metrics	Projection for Full Year Ending December 31, 2023	Change from Prior Projection
Adjusted Revenues[2,5]	at least $190,000	+$2,000
Adjusted Income from Operations[1,2]	at least $7,360
Adjusted Income from Operations, per share[1,2]	at least $24.70
Adjusted SG&A Expense Ratio[2,6]	~7.3%
Adjusted Effective Tax Rate[2,7]	21.0% to 21.5%
Cash Flow from Operations[2]	at least $9,500	+$500
Weighted Average Shares Outstanding (millions)[2]	296 to 300

2023 Evernorth Metrics
Adjusted Income from Operations, Pre-Tax[1,2]	at least $6,400

2023 Cigna Healthcare Metrics
Adjusted Income from Operations, Pre-Tax[1,2]	at least $4,425
Medical Care Ratio[2,6]	81.5% to 82.3%
Total Medical Customer Growth[2,8]	at least 1,400,000	+100,000

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The foregoing statements represent the Company’s current estimates of The Cigna Group's 2023 consolidated and segment adjusted income from operations1,2 and other key metrics as of the date of this release. Actual results may differ materially depending on a number of factors. Investors are urged to read the Cautionary Note Regarding Forward-Looking Statements included in this release. Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on The Cigna Group’s website in the Investor Relations section (https://investors.thecignagroup.com/overview/default.aspx). Management will be hosting a conference call to review second quarter 2023 results and discuss full year 2023 outlook beginning today at 8:30 a.m. ET. A link to the conference call is available in the Investor Relations section of The Cigna Group's website located at https://investors.thecignagroup.com/events-and-presentations/default.aspx.

The call-in numbers for the conference call are as follows:

Live Call

(888) 566-1889 (Domestic)

(773) 799-3989 (International)

Passcode: 8032023

Replay

(800) 839-1335 (Domestic)

(203) 369-3357 (International)

It is strongly suggested you dial in to the conference call by 8:15 a.m. ET.

About The Cigna Group

The Cigna Group (NYSE: CI) is a global health company committed to creating a better future built on the vitality of every individual and every community. We relentlessly challenge ourselves to partner and innovate solutions for better health. The Cigna Group includes products and services marketed under Evernorth Health Services, Cigna Healthcare, or its subsidiaries. The Cigna Group maintains sales capabilities in more than 30 countries and jurisdictions, and has more than 165 million customer relationships around the world. Learn more at thecignagroup.com.

Notes:

  Adjusted income (loss) from operations is a principal financial measure of profitability used by The Cigna Group’s management because it presents the underlying results of operations of the Company’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income. Adjusted income from operations is defined as shareholders’ net income (or income before income taxes less pre-tax income (loss) attributable to noncontrolling interests for the segment metric) excluding net realized investment results, amortization of acquired intangible assets and special items. The Cigna Group’s share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded. Special items are matters that management believes are not representative of the underlying results of operations due to their nature or size. Adjusted income (loss) from operations is measured on an after-tax basis for consolidated results and on a pre-tax basis for segment results. Consolidated adjusted income (loss) from operations is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, shareholders’ net income. See Exhibit 1 for a reconciliation of consolidated adjusted income from operations to shareholders’ net income.

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  Management is not able to provide a reconciliation of adjusted income from operations to shareholders’ net income (loss) or adjusted revenues to total revenues on a forward-looking basis because it is unable to predict, without unreasonable effort, certain components thereof including (i) future net realized investment results (from equity method investments with respect to adjusted revenues) and (ii) future special items. These items are inherently uncertain and depend on various factors, many of which are beyond The Cigna Group’s control. As such, any associated estimate and its impact on shareholders’ net income and total revenues could vary materially.

The Company’s outlook excludes the potential effects of any other business combinations that may occur after the date of this earnings release. The Company’s outlook includes the potential effects of expected future share repurchases and anticipated 2023 dividends.

As announced in January 2021, The Cigna Group currently intends to pay regular quarterly dividends, with future declarations subject to approval by its Board of Directors and the Board’s determination that the declaration of dividends remains in the best interests of The Cigna Group and its shareholders. The decision of whether to pay future dividends and the amount of any such dividends will be based on the Company’s financial position, results of operations, cash flows, capital requirements, the requirements of applicable law and any other factors the Board of Directors may deem relevant.

The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternate uses of capital. The share repurchase program may be effected through open market purchases in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, including through Rule 10b5-1 trading plans, or privately negotiated transactions. The program may be suspended or discontinued at any time.

  Effective January 1, 2023, The Cigna Group adopted ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts, and related amendments. Prior year results have been restated to reflect the adoption of the new accounting guidance.

  On July 1, 2022, the Company completed the sale of its life, accident and supplemental benefits businesses in six countries (Hong Kong, Indonesia, New Zealand, South Korea, Taiwan and Thailand) to Chubb INA Holdings, Inc. ("Chubb") for approximately $5.4 billion in cash (the "Chubb transaction"). In December 2022, the Company divested its ownership interest in a joint venture in Türkiye.

  Adjusted revenues is used by The Cigna Group’s management because it permits analysis of trends in underlying revenue. The Company defines adjusted revenues as total revenues excluding the following adjustments: special items and The Cigna Group's share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting. Special items are matters that management believes are not representative of the underlying results of operations due to their nature or size. We exclude these items from this measure because management believes they are not indicative of past or future underlying performance of the business. Adjusted revenues is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, total revenues. See Exhibit 1 for a reconciliation of consolidated adjusted revenues to total revenues.

  Operating ratios are defined as follows:
•	The Cigna Healthcare medical care ratio (“MCR”) represents medical costs as a percentage of premiums for all U.S. Commercial risk products, including medical, pharmacy, dental, stop loss and behavioral products provided through guaranteed cost or experience-rated funding arrangements, as well as Medicare Advantage, Medicare Part D, Medicare Supplement, individual on and off-exchange products, and health care products within our International Health business, within the Cigna Healthcare segment.
•	SG&A expense ratio on a GAAP basis for the second quarter 2023 represents enterprise selling, general and administrative expenses of $3,434 million as a percentage of Total revenue of $48.6 billion at a consolidated level. SG&A expense ratio on a GAAP basis for the second quarter 2022 represents enterprise selling, general and administrative expenses of $3,264 million as a percentage of Total revenue of $45.5 billion at a consolidated level.

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•	Adjusted SG&A expense ratio for the second quarter 2023 represents enterprise selling, general and administrative expenses of $3,428 million excluding special items of $6 million as a percentage of adjusted revenue at a consolidated level. Adjusted SG&A expense ratio for the second quarter 2022 represents enterprise selling, general and administrative expenses of $3,234 million excluding special items of $30 million as a percentage of adjusted revenue at a consolidated level.

  The measure “adjusted effective tax rate” is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, “consolidated effective tax rate”. We define adjusted effective tax rate as the consolidated income tax rate applicable to the Company’s pre-tax income excluding pre-tax income (loss) attributable to noncontrolling interests, net realized investment results, amortization of acquired intangible assets, and special items. The Cigna Group’s share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded. Management is not able to provide a reconciliation to the consolidated effective tax rate on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof include (i) future net realized investment results and (ii) future special items.

  Customer relationships are defined as follows:
•	Total medical customers includes individuals in the Cigna Healthcare segment who meet any one of the following criteria: are covered under a medical insurance policy, managed care arrangement, or service agreement issued by Cigna Healthcare; have access to Cigna Healthcare's provider network for covered services under their medical plan; or have medical claims and services that are administered by Cigna Healthcare.
•	International Health medical customers excludes medical customers served by less than 100% owned subsidiaries, as well as certain customers served by our third-party administrator. International Health customers as of June 30, 2023 reflect the transition of certain runoff business to Other Operations beginning January 1, 2023.
•	Effective January 1, 2023, total pharmacy customers have been updated to reflect customer filled prescriptions through Inside Rx. Previously these customers had been estimated based on active customers over a period of time. Total pharmacy customers for prior periods have been restated to reflect this change.
•	Behavioral care and total customer relationships as of December 31, 2022 excluding the impact of the supplemental behavioral coverage contract with New York Life were 24,696 thousand and 157,876 thousand, respectively.

  Adjusted margin, pre-tax, is calculated by dividing adjusted income (loss) from operations, pre-tax by adjusted revenues for each segment.

  The Cigna Group owns a 50% noncontrolling interest in its China joint venture. As such, the adjusted revenues for the Cigna Healthcare segment only include the Company’s 50% share of the joint venture’s earnings reported in Fees and Other Revenues using the equity method of accounting under GAAP.

  Medical costs payable within the Cigna Healthcare segment are presented net of reinsurance and other recoverables. The gross medical costs payable balance was $5.34 billion as of June 30, 2023, $4.18 billion as of December 31, 2022, and $4.49 billion as of June 30, 2022.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made in connection with this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on The Cigna Group's current expectations and projections about future trends, events and uncertainties. These statements are not historical facts. Forward-looking statements may include, among others, statements concerning our projected adjusted income from operations outlook for 2023 on a consolidated, per share, and segment basis; projected adjusted revenue outlook for 2023; projected total medical customer growth over year end 2022; projected medical care and adjusted SG&A expense ratios; projected consolidated adjusted effective tax rate; projected cash flow from operations; future dividends; projected weighted average shares outstanding; future financial or operating performance, including our ability to deliver affordable, predictable and simple solutions for our customers and clients; future growth, business strategy and strategic or operational initiatives; economic, regulatory or competitive environments, particularly with respect to the pace and extent of change in these areas and the impact of the developing inflationary and interest rate pressures; capital deployment plans and amounts available for future deployment; our prospects for growth in the coming years; the impact of revised accounting rules related to accounting for long-duration contracts; and other statements regarding The Cigna Group’s future beliefs, expectations, plans, intentions, liquidity, cash flows, financial condition or performance. You may identify forward-looking statements by the use of words such as “believe,” “expect,” “project,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” “will” or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.

Forward-looking statements are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied in forward-looking statements. Such risks and uncertainties include, but are not limited to: our ability to achieve our strategic and operational initiatives; our ability to adapt to changes in an evolving and rapidly changing industry; our ability to compete effectively, differentiate our products and services from those of our competitors and maintain or increase market share; price competition, inflation and other pressures that could compress our margins or result in premiums that are insufficient to cover the cost of services delivered to our customers; the potential for actual claims to exceed our estimates related to expected medical claims; our ability to develop and maintain satisfactory relationships with physicians, hospitals, other health service providers and with producers and consultants; our ability to maintain relationships with one or more key pharmaceutical manufacturers or if payments made or discounts provided decline; changes in the pharmacy provider marketplace or pharmacy networks; changes in drug pricing or industry pricing benchmarks; our ability to invest in and properly maintain our information technology and other business systems; our ability to prevent or contain effects of potential cyberattack or other privacy or data security incidents; political, legal, operational, regulatory, economic and other risks that could affect our multinational operations, including currency exchange rates; risks related to strategic transactions and realization of the expected benefits of such transactions, as well as integration or separation difficulties or underperformance relative to expectations; dependence on success of relationships with third parties; risk of significant disruption within our operations or among key suppliers or third parties; potential liability in connection with managing medical practices and operating pharmacies, onsite clinics and other types of medical facilities; the substantial level of government regulation over our business and the potential effects of new laws or regulations or changes in existing laws or regulations; uncertainties surrounding participation in government-sponsored programs such as Medicare; the outcome of litigation, regulatory audits and investigations; compliance with applicable privacy, security and data laws, regulations and standards; potential failure of our prevention, detection and control systems; unfavorable economic and market conditions, including recent events affecting the financial services industry, the risk of a recession or other economic downturn and resulting impact on employment metrics, stock market or changes in interest rates and risks related to a downgrade in financial strength ratings of our insurance subsidiaries; the impact of our significant indebtedness and the potential for further indebtedness in the future; credit risk related to our reinsurers; as well as more specific risks and uncertainties discussed in our most recent report on Form 10-K and subsequent reports on Forms 10-Q and 8-K available through the Investor Relations section of www.thecignagroup.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. The Cigna Group undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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THE CIGNA GROUP	Exhibit 1
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)

		Three Months Ended				Six Months Ended			Three Months Ended
		June 30,				June 30,			March 31,
(Dollars in millions, except per share amounts)		2023		2022 (1)		2023		2022 (1)	2023

REVENUES

Pharmacy revenues		$33,964		$31,972		$66,108		$62,669		$32,144
Premiums		11,039		10,426		22,064		20,782		11,025
Fees and other revenues		3,305		2,755		6,376		5,294		3,071
Net investment income		278		325		555		739		277
Total Revenues		48,586		45,478		95,103		89,484		46,517
Net realized investment results from certain equity method investments		30		(49)		(8)		54		(38)
Adjusted revenues (2)		$48,616		$45,429		$95,095		$89,538		$46,479

Shareholders' net income		$1,460		$1,557		$2,727		$2,754		$1,267
Pre-tax adjusted income (loss) from operations by segment
Evernorth Health Services		$1,516		$1,475		$2,836		$2,777		$1,320
Cigna Healthcare		1,172		1,235		2,287		2,532		1,115
Corporate and Other Operations		(394)		(173)		(793)		(287)		(399)
Consolidated pre-tax adjusted income from operations		2,294		2,537		4,330		5,022		2,036
Adjusted income tax expense		(474)		(564)		(892)		(1,101)		(418)
Consolidated after-tax adjusted income from operations		$1,820		$1,973		$3,438		$3,921		$1,618

Weighted average shares (in thousands)		296,879		318,304		297,936		319,784		298,999
Common shares outstanding (in thousands)						295,830		315,364		296,249
SHAREHOLDERS' EQUITY at June 30,						$45,445		$45,671
SHAREHOLDERS' EQUITY PER SHARE at June 30,						$153.62		$144.82

	Three Months Ended				Six Months Ended				Three Months Ended
	June 30,				June 30,				March 31,
	2023		2022 (1)		2023		2022 (1)		2023
(Dollars in millions, except per share amounts)	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax

SHAREHOLDERS’ NET INCOME

Shareholders' net income		$1,460		$1,557		$2,727		$2,754		$1,267
Adjustments to reconcile adjusted income from operations
Net realized investment losses (3)	4	9	40	10	22	15	465	368	18	6
Amortization of acquired intangible assets	455	346	501	383	914	690	959	739	459	344
Special Items
Integration and transaction-related costs	6	5	36	26	7	6	88	63	1	1
Charge for organizational efficiency plan	—	—	22	17	—	—	22	17	—	—
(Benefits) associated with litigation matters	—	—	(28)	(20)	—	—	(28)	(20)	—	—
Adjusted income from operations (4)		$1,820		$1,973		$3,438		$3,921		$1,618

DILUTED EARNINGS PER SHARE

Shareholders' net income		$4.92		$4.89		$9.15		$8.61		$4.24
Adjustments to reconcile to adjusted income from operations
Net realized investment losses (3)	0.01	0.03	0.13	0.04	0.07	0.05	1.45	1.15	0.06	0.02
Amortization of acquired intangible assets	1.53	1.17	1.57	1.20	3.07	2.32	3.00	2.31	1.54	1.15
Special Items
Integration and transaction-related costs	0.02	0.01	0.11	0.08	0.02	0.02	0.28	0.20	—	—
Charge for organizational efficiency plan	—	—	0.07	0.05	—	—	0.07	0.05	—	—
(Benefits) associated with litigation matters	—	—	(0.09)	(0.06)	—	—	(0.09)	(0.06)	—	—
Adjusted income from operations (4)		$6.13		$6.20		$11.54		$12.26		$5.41

(1) Effective January 1, 2023, The Cigna Group adopted ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts, and related amendments. Prior year results have been restated to reflect the adoption of the new accounting guidance. Please refer to the Summary of Significant Accounting Policies footnote in The Cigna Group’s Form 10-Q for the period ended June 30, 2023, expected to be filed on August 3, 2023, for additional details.

(2) Adjusted revenues is defined as total revenues excluding the following adjustments: special items and The Cigna Group’s share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting. These items are excluded because they are not indicative of past or future underlying performance of our businesses.

(3) Includes The Cigna Group’s share of certain realized investments results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting.

(4) Adjusted income (loss) from operations is defined as shareholders’ net income (or income before income taxes less pre-tax income (loss) attributable to noncontrolling interests for the segment metric) excluding the following adjustments: net realized investment results, amortization of acquired intangible assets and special items. The Cigna Group’s share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded.